EXHIBIT 99.1

NEWS RELEASE
For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720

RYERSON REPORTS SECOND QUARTER OF 2006 RESULTS

Earnings Increase Sequentially, Excluding Gain on Sale of Assets

Chicago, Illinois – August 3, 2006 – Ryerson Inc. (NYSE: RYI) today reported results for the second quarter ended June 30, 2006. Net income of $22.2 million, or $0.76 per diluted share, for the second quarter of 2006 compared with $32.4 million, or $1.12 per diluted share, for the first quarter of 2006, and $25.7 million, or $0.99 per diluted share, for the second quarter of 2005. The first quarter of 2006 included a gain on the sale of assets of $21.0 million, or $0.44 per diluted share, from the sale of the company’s U.S. oil and gas, tubular alloy, and bar alloy businesses.

“Our financial performance, excluding the gain on the sale of assets in the first quarter of 2006, improved sequentially, due to continued strong demand, stable expenses, and greater synergy cost savings,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. Since the acquisition of Integris Metals in January 2005, the company has achieved more than $30 million in annualized cost synergies related to the integration, and is on track to achieve the targeted $50 million in annualized cost savings. Ryerson also benefited from rising metals prices, which resulted in higher gross profit per ton. Additionally, rising prices drove the $59 million increase in the company’s LIFO reserve during the second quarter of 2006.

Second-Quarter Performance

Second quarter 2006 sales of $1.5 billion increased 4.2 percent, sequentially, from the first quarter of 2006, and decreased 0.8 percent from the second quarter of 2005. Sequentially, compared to the first quarter of 2006, tons shipped increased 2.3 percent, while the average selling price increased 1.8 percent. Year-over-year, tons shipped declined 2.9 percent entirely due to the loss of two major customers and the sale of the oil and gas business in the first quarter of 2006, while the average selling price per ton increased 2.2 percent.

Gross profit per ton was $265 in the second quarter of 2006, compared to $259 in the first quarter of 2006 and $256 in the second quarter of 2005. Gross margins of 15.4 percent in the second quarter of 2006 compared with 15.4 percent in the first quarter of 2006 and 15.2 percent in the second quarter of 2005.

Operating expenses per ton were $204 in the second quarter of 2006, compared with $181 in the first quarter of 2006 ($206 per ton, excluding the gain on sale of assets) and $185 in the second quarter of 2005. Year-over-year, operating expenses increased primarily due to inflationary pressure, particularly in energy and employee benefit costs; higher stock-based compensation expense, and SAP implementation costs. During the second quarter, the company continued the successful upgrade and integration of its information technology platform using software from SAP, including the conversion of its largest division.

Interest expense of $15.8 million in the second quarter of 2006 compared to $15.0 million in the first quarter of 2006 and $20.6 million in the year-ago period.

Financial Condition

Ryerson ended the second quarter of 2006 with a debt-to-capital ratio of 60.3 percent, compared to 59.3 percent at the end of the first quarter. During the second quarter, the company increased working capital to capitalize on stronger than expected market demand, resulting in a $90.6 million negative cash flow from operations. Inventory turns stayed roughly constant at 4.2. Availability under its credit facility was $527 million at the end of the second quarter of 2006, compared to $614 million at the end of the first quarter. On July 17, the company repaid its $100 million 9 1/8% Notes with borrowings under the revolving credit facility.

On July 9, 2006, the joint union representing Ryerson’s Chicago-area facilities ratified a three-year collective bargaining agreement. Additionally, the United Steelworkers Union, representing six Ryerson service centers, ratified a new, three-year contract, effective August 1, 2006 through July 31, 2009.

Outlook

“Other than the seasonal slowness that typically affects the third quarter, we expect the business environment in the third quarter of 2006 to remain strong, consistent with second-quarter levels,” concluded Novich.

Change in Auditor

Separately, Ryerson also announced that the Audit Committee of its Board of Directors has appointed Ernst & Young LLP as the company’s new independent registered public accounting firm effective August 3, 2006, replacing the firm of PricewaterhouseCoopers LLP. There were no disagreements between the company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The company will be filing a Current Report on Form 8-K regarding the change in certifying accountant.

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Note: Ryerson will conduct a conference call to discuss second quarter 2006 results on Friday, August 4, 2006, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; and customer and supplier insolvencies.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Millions except Per Share and Per Ton Data)

	2006		2005	First Six Months Ended June 30
	Second Quarter	First Quarter	Second Quarter
				2006	2005
NET SALES	$1,508.6	$1,447.8	$1,520.2	$2,956.4	$3,060.2
Cost of materials sold	1,275.7	1,225.2	1,288.9	2,500.9	2,582.9

Gross profit	232.9	222.6	231.3	455.5	477.3
Warehousing, delivery, selling, general and administrative	179.7	176.2	166.8	355.9	335.2
Restructuring and plant closure costs	0.4	0.3	0.6	0.7	3.0
Gain on sale of assets	(0.6)	(21.0)	—	(21.6)	—

OPERATING PROFIT	53.4	67.1	63.9	120.5	139.1
Other revenue and expense, net	(0.1)	0.2	1.6	0.1	2.8
Interest and other expense on debt	(15.8)	(15.0)	(20.6)	(30.8)	(39.8)

INCOME BEFORE INCOME TAXES	37.5	52.3	44.9	89.8	102.1
Provision for income taxes	15.3	19.9	19.2	35.2	41.0

NET INCOME	22.2	32.4	25.7	54.6	61.1
Dividends on preferred stock	—	0.1	—	0.1	0.1

NET INCOME APPLICABLE TO COMMON STOCK	$22.2	$32.3	$25.7	$54.5	$61.0

INCOME PER SHARE OF COMMON STOCK
Basic	$0.85	$1.26	$1.02	$2.10	$2.43

Diluted	$0.76	$1.12	$0.99	$1.88	$2.37

Average shares of common stock—diluted	29.2	29.0	25.8	29.1	25.8
Supplemental Data:
Tons shipped (000)	878	858	904	1,736	1,796
Average selling price/ton	$1,719	$1,688	$1,682	$1,703	$1,704
Gross profit/ton	$265	$259	$256	$262	$266
Operating expenses/ton	204	181	185	193	188
Operating profit/ton	61	78	71	69	78
Depreciation expense	8.9	8.9	9.1	17.8	18.4

	6/30/2006	3/31/2006	12/31/2005
Cash and cash equivalents	$25.5	$25.3	$27.4
Accounts receivable	769.5	717.7	610.3

Inventory at LIFO value	944.6	829.4	834.3
Addback: LIFO reserve	351.3	292.3	272.7

Current value of inventory	1,295.9	1,121.7	1,107.0

Net property, plant and equipment	391.8	391.9	398.4
Net deferred tax asset	118.1	126.2	130.2
Total assets	2,399.5	2,235.7	2,151.0

Accounts payable	389.1	346.6	276.7
Long-term debt (including due within one year)	941.4	859.2	877.2
Stockholders’ equity	620.0	588.6	547.8

	2006
	Second	First
	Quarter	Quarter
Cash flow from operating activities	$(90.6)	$(37.1)
Capital expenditures	(8.0)	(7.8)